Exhibit 99.28(h)(7)

EXPENSE LIMITATION AGREEMENT

TOUCHSTONE FUNDS GROUP TRUST

EXPENSE LIMITATION AGREEMENT, effective as of January 27, 2012 by and between Touchstone Advisors, Inc. (the “Advisor”) and Touchstone Funds Group Trust (the “Trust”), on behalf of its series, Touchstone Sands Capital Select Growth Fund (the “Fund”).

WHEREAS, the Trust is a Delaware statutory trust organized under a Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type; and

WHEREAS, the Trust and the Advisor have entered into an Investment Advisory Agreement dated February 17, 2006, as amended (the “Advisory Agreement”), pursuant to which the Advisor provides investment advisory and other management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of shareholders to limit the Other Expenses, as defined below, of the Fund from exceeding the levels specified in Schedule A attached hereto.

NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.                                       Expense Limitation.

1.1                                 Expense Limit. The Advisor has contractually agreed to waive fees and reimburse expenses to the extent necessary to ensure the Fund’s “other expenses” as referenced in the Fund’s fee table prepared in accordance with Item 3 of Form N-1A and discussed in the Fund’s then current prospectus (excluding dividend expenses relating to short sales, interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, the cost of “Acquired Fund Fees and Expenses,” if any, other extraordinary expenses not incurred in the ordinary course of the Advisor’s business, amounts, if any, payable pursuant to a shareholder servicing plan and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) (“Other Expenses”) do not exceed the contractual limits set forth in Schedule A.

1. 2                              Recoupment. The Advisor shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, such amounts reduced or reimbursed for a period of up to three (3) years from the year in which the Advisor reduced its compensation and/or assumed expenses for the Fund. No recoupment will occur unless the Fund’s Other Expenses are below the contractual limit set forth in Schedule A (“Contractual Limit”).  Amounts reduced or reimbursed for periods prior to the effective date of this Agreement are not eligible for recoupment by the Advisor.

1.3                                 Method of Computation. To determine the Advisor’s liability with respect to waivers or reimbursements, each month the Other Expenses for the Fund shall be annualized as of the last day of the month. If, for any month, the Fund’s annualized Other Expenses exceed the Contractual Limit, the Advisor shall waive or reduce its advisory fee for such month by an amount, or remit an amount to the Fund, sufficient to reduce the annualized Other Expenses to an amount no higher than the Contractual Limit; provided, however, that any waiver or reduction of the advisory fee is applied equally across the classes, if any, of the Fund.

2.                                       Term and Termination of Agreement.

This Agreement shall terminate (i) on the date listed on Schedule A; (ii) upon the termination of the Advisory Agreement with respect to the Fund; or (iii) at an earlier date by a vote of the Board of Trustees of the Trust if they deem the termination to be beneficial to shareholders of the Fund, unless extended, terminated, modified, or revised by the mutual agreement of the parties by amending Schedule A to this Agreement or otherwise as provided for in writing.

3.                                       Miscellaneous.

3.1                                 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2                                 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3                                 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/Terrie A. Wiedenheft
Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/Joseph G. Melcher
Joseph G. Melcher
Chief Compliance Officer

By:	/s/Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer

Schedule A

Dated January 27, 2012
To The
Expense Limitation Agreement
Dated January 27, 2012
Between
Touchstone Funds Group Trust and Touchstone Advisors, Inc.

Class	Contractual Limit	Termination Date
Class A	0.25%	January 27, 2013
Class C	0.25%	January 27, 2013
Class Y	0.25%	January 27, 2013
Class Z	0.25%	January 27, 2013

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE FUNDS GROUP TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Joseph G. Melcher
Joseph G. Melcher
Chief Compliance Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer